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                                                                  Exhibit 1.1(b)

                         Nuveen Unit Trusts, Series 97
                         Trust Indenture and Agreement

                             Dated: July 6, 2000

     This Trust Indenture and Agreement by and between John Nuveen & Co. Incorporated, as Depositor and The Chase Manhattan Bank, as Trustee, sets forth certain provisions in full and incorporates other provisions by reference to the document entitled "Standard Terms and Conditions of Trust for Nuveen Unit Trust, Series 4 and certain subsequent Series, effective May 29, 1997" (herein called the "Standard Terms and Conditions of Trust"), and such provisions as are set forth in full and such provisions as are incorporated by reference constitute a single instrument. All references herein to Articles and Sections are to Articles and Sections of the Standard Terms and Conditions of Trust.

                               Witnesseth That:

     In consideration of the promises and of the mutual agreements herein contained, the Depositor and the Trustee agree as follows:

                                    Part I

                    Standard Terms and Conditions of Trust

     Subject to the Provisions of Part II hereof, all the provisions contained in the Standard Terms and Conditions of Trust are herein incorporated by reference in their entirety and shall be deemed to be a part of this instrument as fully and to the same extent as though said provisions had been set forth in full in this instrument.

                                    Part II

                     Special Terms and Conditions of Trust

     The following special terms and conditions are hereby agreed to:

          (a) The Securities defined in Section 1.01(1) listed in Schedule A hereto have been deposited in trust under this Trust Indenture and Agreement.

          (b) The fractional undivided interest in and ownership of the Trust Fund represented by each Unit for the Trust(s) on the Initial Date of Deposit is 1/(the number of Units) set forth under the caption "Statement(s) of Condition--Interest of Unitholders: Units of fractional undivided interest outstanding" in the Prospectus.
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          (c) The number(s) of Units created of the Trust(s) are as set forth under the caption "Statement(s) of Condition--Interest of Unitholders:
     Units of fractional undivided interest outstanding" in the Prospectus for the Trust(s).
          (d) Section 10.02 shall be amended to read in its entirety as follows:

          Section 10.02. Initial Costs. Subject to reimbursement as hereinafter provided, the cost of organizing the Trust(s) and the sale of the Trust Units shall be borne by the Depositor, provided, however, that the liability on the part of the Depositor under this section shall not include any fees or other expenses incurred in connection with the administration of the Trust(s) subsequent to the deposit referred to in Section 2.01. At the earlier of six months after the Initial Date of Deposit or the conclusion of the primary offering period (as certified by the Depositor to the Trustee), the Trustee shall withdraw from the Account or Accounts specified in the Prospectus or, if no Account is therein specified, from the Capital Account, and pay to the Depositor the Depositor's reimbursable expenses of organizing the Trust(s) in an amount certified to the Trustee by the Depositor. In no event shall the amount paid by the Trustee to the Depositor for the Depositor's reimbursable expenses of organizing the Trust(s) exceed the estimated per Unit amount of organization costs set forth in the prospectus for the Trust(s) multiplied by the number of Units of the Trust(s) outstanding at the earlier of six months after the Initial Date of Deposit or the end of the initial offering period; nor shall the Depositor be entitled to or request reimbursement for expenses of organizing the Trust(s) incurred after the earlier of six months after the Initial Date of Deposit or the end of the initial offering period. If the cash balance of the Capital Account is insufficient to make such withdrawal, the Trustee shall, as directed by the Depositor, sell Securities identified by the Depositor, or distribute to the Depositor Securities having a value, as determined under
Section 4.01 as of the date of distribution, sufficient for such reimbursement. Securities sold or distributed to the Depositor to reimburse the Depositor pursuant to this Section shall be sold or distributed by the Trustee to the extent practicable, in the percentage ratio then existing (unless the Trust elects to be treated as a "regulated investment company" as defined in the United States Internal Revenue Code (the "Internal Revenue Code") in which case sales or distributions by the Trustee shall be made in accordance with the instructions of the Depositor or its designees). The reimbursement provided for in this section shall be for the account of the Unitholders of record at the earlier of six months after the Initial Date of Deposit or the conclusion of the primary offering period. Any assets deposited with the Trustee in respect of the expenses reimbursable under this Section 10.02 shall be held and administered as assets of the Trust(s) for all purposes hereunder. The Depositor shall deliver to the Trustee any cash identified in the Statement(s) of Condition of the Trust(s) included in the Prospectus not later than the 10 calendar days following the Initial Date of Deposit or deposit of additional Securities, as applicable and the Depositor's obligation to make such delivery shall be secured by the letter of credit deposited pursuant to Section 2.01. Any cash which the Depositor has identified as to be used for reimbursement of expenses pursuant to this Section 10.02 shall be held by the Trustee, without interest, and reserved for such purpose and accordingly, prior to the earlier of six months after the Initial Date of Deposit or the conclusion of the primary offering period, shall not be subject to distribution or, unless the Depositor otherwise directs, used for payment of redemptions in excess of the per Unit amount payable pursuant to the next sentence. If a Unitholder redeems Units prior to the earlier of six months after the Initial Date of Deposit or the conclusion of the primary offering period, the Trustee shall pay to the Unitholder, in addition to the Redemption Value of the tendered Units, unless otherwise directed by the Depositor, an amount equal to the estimated per Unit cost of organizing the Trust(s) set forth in the Prospectus, or such lower revision thereof most recently communicated to the Trustee by the Depositor pursuant to Section 5.01, multiplied by the number of Units tendered for redemption; to the extent the cash on hand in the Trust(s) is insufficient for such payment, the Trustee shall have the power to sell Securities in accordance with Section 5.02. As used herein, the Depositor's reimbursable expenses of organizing the Trust(s) shall include the cost of the initial preparation and typesetting of the registration statement, prospectuses (including preliminary prospectuses), the indenture, and other documents relating to the Trust(s), SEC and state blue sky registration fees, the cost of the initial valuation of the portfolio and audit of the Trust(s), the initial fees and expenses of the Trustee, and legal and other out-of-pocket expenses related thereto, but not including the expenses incurred in the printing of preliminary prospectuses and prospectuses, expenses incurred in the preparation and printing of brochures and other advertising materials and any other selling expenses.

          (e) Article I of the Standard Terms and Conditions of Trust is hereby amended to replace the definitions of "Capital Distribution Date," "Contract Securities," "Initial Date of Deposit," "Mandatory Termination Date," "Record Date," "Securities" and "Unit" and to add the following definitions:

          Capital Distribution Date

               The meaning assigned to it in the Prospectus for a Trust.

          Mandatory Termination Date

               The meaning assigned to it in the Prospectus for a Trust.

          Contract Securities

               The Securities which are to be acquired by any Trust Fund pursuant to a contract or contracts for the purchase of such securities which have been assigned to the Trustee along with the amounts required for their purchase which have been delivered to the Trustee.

          Evaluator

               The party designated in the Prospectus for a Trust or any party appointed by the Sponsor.

          Initial Date of Deposit

               The meaning assigned to it in the Prospectus for each respective Trust Fund.

          Prospectus

               The prospectus relating to a Trust in the form first used to confirm sales of Units.

          Record Date

               As applicable, the meaning assigned in "Income Record Date" and/or "Capital Record Date" in the Prospectus for each respective Trust Fund.

          Securities

               The securities, including Contract Securities listed in Schedule A to the Trust Agreement or other securities that may be deposited in a Trust Fund and any obligations received in exchange or substitution for such securities, as may from time to time continue to be held as a part of any Trust Fund.

          Unit

               The fractional undivided interest in and ownership of an individual Trust Fund equal initially to 1/(the number of Units of fractional undivided interest outstanding) provided in the Statement of Condition in the Prospectus for the Trust Fund, the denominator of which fraction shall be (1) increased by the number of any additional Units issued pursuant to Section 2.03 hereof and (2) decreased by the number of any such Units redeemed as provided in Section 5.02. Whenever reference is made herein to the "interest" of a Unitholder in the Trust Fund or in the Income or Capital Accounts, it shall mean such fractional undivided interest represented by the number of Units, whether or not evidenced by a Certificate or Certificates, held of record by such Unitholder in such Trust Fund.

                                      -2-
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                                                                       Ex.1.1(b)


               (f) The following shall be added at the end of the first paragraph of subsection (a) of Section 5.03:

          The notice and form of election to be sent to Unitholders in respect of any redemption and purchase of Units of a New Series as provided in this section shall be in such form and shall be sent at such time or times as the Depositor shall direct the Trustee in writing and the Trustee shall have no responsibility therefor. The Distribution Agent acts solely as disbursing agent in connection with purchases of Units pursuant to this Section and nothing herein shall be deemed to constitute the Distribution Agent a broker in such transactions.

               (g) Article III of the Standard Terms and Conditions of Trust is hereby amended to add the following section:

               Section 3.14. License Fees. If so provided in Part A of the Prospectus, the Depositor may enter into a Licensing Agreement (the "Agreement") with a licensor (the "Licensor") described in the Prospectus in which the Trust(s), as consideration for the licenses granted by the Licensor for the right to use its trademarks, trade names and/or service marks, intellectual property rights or for the use of databases and research owned by the Licensor, will pay a fee set forth in the Agreement to the applicable Licensor or the Depositor to reimburse the Depositor for payment of the expenses.

               If the Agreement provides for an annual license fee computed in whole or part by reference to the average daily net asset value of the Trust assets, for purpose of calculating the accrual of estimated expenses such annual fee shall accrue at a daily rate and the Trustee is authorized to compute an estimated license fee payment (i) until the Depositor has informed the Trustee that there will be no further deposits of additional Securities, by reference to an estimate of the average daily net asset value of the Trust assets which the Depositor shall provide the Trustee,
     (ii) thereafter and during the calendar quarter in which the last business day of the period described in clause (i) occurs, by reference to the net asset value of the Trust assets as of such last business day, and (iii) during each subsequent calendar quarter, by reference to the net asset value of the Trust assets as of the last business day of the preceding calendar quarter. The Trustee shall adjust the net asset value (Trust Fund Evaluation) as of the dates specified in the preceding sentence to account for any variation between accrual of estimated license fee and the license fee payable pursuant to the Agreement, but such adjustment shall not affect calculations made prior thereto and no adjustment shall be made in respect thereof.

               (h) The following subsection (d) shall be added to Section 7.02:

               (d) The Depositor may employ agents in connection with its duties under Section 3.11 and 3.13 hereof and shall not be answerable for the default or misconduct of such agents if they shall have been selected with reasonable care. The fees of such agents shall be reimbursable to the Depositor from the Trust Fund, provided, however, that the amount of such reimbursement in any year (i) shall reduce the amount payable to the Depositor for such year with respect to the service in question and shall not exceed the maximum amount payable to the Depositor for such service for such year and (ii) if such agent is an affiliate of the Depositor, the amount of the reimbursement, when combined with (a) all compensation received by such agent from other series of the Fund or other unit investment trusts sponsored by the Depositor or its affiliates and (b) the amount payable to the Depositor from the Trust Fund and from other series of the Fund or other unit investment trusts sponsored by the Depositor or its affiliates in respect of the service in question, shall not exceed the aggregate cost of such agent and the Depositor of providing such service. The Trustee shall pay such reimbursement against the Depositor's invoice therefor upon which the Trustee may rely as the Depositor's certification that the amount claimed complies with the provisions of this paragraph.

               (i) Section 4.01 shall be amended to read in its entirety as follows:

               Section 4.01. Evaluation of Securities. The Evaluator shall determine separately and promptly furnish to the Trustee and the Depositor upon request the value of each issue of Securities as of the Evaluation Time as provided in the following manner:

               (a) The Evaluator will prepare each evaluation for which market quotations for the Securities are available by the use of outside services normally used and contracted with for this purpose. If the Securities are listed on a national or foreign securities exchange or The NASDAQ Stock Market, Inc. the evaluation will be based on the closing sale price on the exchange or system where the Securities are principally traded (if a Security is listed on the New York Stock Exchange, the closing sale price on that exchange shall apply) or, if there is no closing sale price on the exchange or system, at the closing bid price on the exchange or system. If such market quotations are not available, the Evaluator shall determine the value of the Securities. Such evaluation shall generally be based on the current bid prices on the over-the-counter market (unless it is determined that these prices are inappropriate as a basis for evaluation). If such prices are not available on the over-the-counter market, the evaluation will generally be made by the Evaluator in good faith (1) on the basis of the current bid prices for comparable securities, (2) by the Evaluator's appraising the value of the Securities in good faith at the bid side of the market or (3) by any combination thereof. If such prices are in a currency other than U.S. dollars, the Evaluation of such Security shall be converted to U.S. dollars based on current bid site exchange rates, unless the Security is in the form of an American Depositary Share or Receipt, in which case the Evaluations shall be based upon the U.S. dollar prices in the market for American Depositary Shares or Receipts (unless the Evaluator deems such prices inappropriate as a basis for valuation). As used herein, the closing sale price is deemed to mean the most recent closing sale price on the relevant securities exchange immediately prior to the Evaluation Time.

               For each evaluation, the Evaluator shall also determine and furnish to the Trustee and the Depositor the aggregate of (a) the value of all Securities on the basis of such evaluation and (b) on the basis of the information furnished to the Evaluator by the Trustee pursuant to Section 3.02, the amount of cash then held in the Capital Account which was received by the Trustee after the Record Date preceding such determination less any amounts held in the Capital Account for distribution to Unitholders on a subsequent Distribution Date when a Record Date occurs four business days or less after such determination. For the purposes of the foregoing, the Evaluator may obtain current prices for the Securities from investment dealers or brokers (including the Depositor) that customarily deal in similar securities.

               With respect to any Security not listed on a national or foreign exchange or The NASDAQ Stock Market, Inc., or, with respect to a Security so listed but in the unusual circumstance in which the Evaluator deems the closing sale price on the relevant exchange to be inappropriate as a basis for valuation, upon the Evaluator's request, the Depositor shall, from time to time, designate one or more evaluation services or other sources of information on which the Evaluator shall be authorized conclusively to rely in evaluating such Security. The Depositor shall also designate one or more banks (which may include the Trustee) or other source of information from which the Evaluator shall take foreign exchange rate quotations. The Evaluator shall have no liability for any errors in the information received from any source designated by the Depositor. The cost thereof shall be an expense reimbursable to the Evaluator from the Income and Capital Accounts.

               (b) Notwithstanding Section 4.01(a), except in those cases in which the Securities are listed on a national or foreign securities exchange or The NASDAQ Stock Market, Inc., and the closing sales prices are used and except for Trust Fund Evaluations required by Section 5.02 in determining Redemption Price, during the initial offering period, the evaluations of the Securities shall generally be made in the manner described in Section 4.01(a) based on the closing ask prices of the Securities rather than the closing bid prices and on current offering side exchange rates.

               (j) Section 5.01 shall be amended to read in its entirety as follows:

               Section 5.01. Trust Fund Evaluation. As of the Evaluation Time next following any tender by a Unitholder for redemption and on any other business day desired by it or as may be required hereunder, the Trustee shall as to each Trust Fund:

     Add

               (1) cash on hand in the Trust Fund (other than cash held especially for the purchase of Contract Securities) and moneys in the process of being collected from declared dividends,

               (2) the aggregate value of each issue of the Securities in the Trust Fund (including Contract Securities) as determined by the Evaluator pursuant to Section 4.01, and

               (3)  all other assets of the Trust;

     Deduct

               (1) amounts representing any applicable taxes, governmental charges or other charges pursuant to Section 3.03 payable out of the Trust Fund and for which no deductions shall have previously been made for the purpose of addition to the Reserve Account,

               (2) amounts representing estimated accrued fees and expenses of the Trust Fund including but not limited to unpaid Creation and Development Fees, unpaid fees and expenses of the Trustee (including legal and auditing expenses), the Evaluator, the Depositor and counsel, and

               (3)  amounts representing unpaid accrued organization costs, and

               (4) cash allocated for distribution to Unitholders of the Trust Fund of record as of the business day prior to the evaluation then being made.

     The resulting figure is herein called a "Trust Fund Evaluation."

     Prior to the payment to the Depositor of its reimbursable organization costs to be made at the earlier of six months after the Initial Date of Deposit or the conclusion of the primary offering period in accordance with
     Section 10.02, for purposes of determining the Trust Fund Evaluation under this Section 5.01, the Trustee shall rely upon the amounts representing unpaid accrued organization costs in the estimated amount per Unit set forth in the Prospectus until such time as the Depositor notifies the Trustee in writing of a revised estimated amount per Unit representing unpaid accrued organization costs. Upon receipt of such notice, the Trustee shall use this revised estimated amount per Unit representing unpaid accrued organization costs in determining the Trust Fund Evaluation but such revision of the estimated expenses shall not affect calculations made prior thereto and no adjustment shall be made in respect thereof.

     Amounts receivable by the Trust(s) in a foreign currency shall be reported to the Evaluator who shall convert the same to U.S. dollars based on current exchange rates, in the same manner as provided in Section 4.01, for the conversion of the valuation of foreign Securities, and the Evaluator shall report such conversion with each Evaluation made pursuant to Section 4.01.

               (k) Notwithstanding anything to the contrary contained in Sections 3.04, 3.11, 3.13, 4.03 and 8.05, expenses of the Trust shall be paid to the appropriate party on or about the 15th day of each month. Until the Trustee is notified by the Depositor that the primary offering period has terminated, the fees, where applicable, shall be accrued daily and based on the number of Units outstanding on each day.

After the primary offering period has terminated, the fees, where applicable, shall accrue daily and be based on the number of Units outstanding on the most recent prior Income Record Date specified in the Prospectus or the number of Units outstanding at the end of the initial offering period, as appropriate.

               (l) Section 8.01(i) shall be amended to read in its entirety as follows:

               (i) Notwithstanding any provisions of this Agreement to the contrary, no payment to a Depositor or to any principal underwriter (as defined in the Investment Company Act of 1940) for the Trust Fund or to any affiliated person (as so defined) or agent of a Depositor or such underwriter shall be allowed the Trustee as an expense except (a) for payment of such reasonable amounts as the Securities and Exchange Commission may prescribe as compensation for performing bookkeeping and other administrative services of a character normally performed by the Trustee, and (b) such other amounts permitted under the Investment Company Act of 1940.

               (m) All references to the "NASDAQ National Market System" herein and in the Standard Terms and Conditions of Trust shall be replaced with "The NASDAQ Stock Market, Inc."

               (n)  The following shall replace the second paragraph of Section
5.03 in its entirety:

               All Units so tendered by a Unitholder (a "Rollover Unitholder") shall be redeemed and cancelled on such date during the Special Redemption and Liquidation Period as the Depositor shall determine and notify the Trustee thereof. Subject to payment by such Rollover Unitholder of any tax or other governmental charges which may be imposed thereon, such redemption is to be made in kind pursuant to Section 5.02 by distribution of cash and/or Securities to the Distribution Agent based on the net asset value on the date the Units are redeemed and cancelled multiplied by the number of Units being redeemed (herein called the "Rollover Distribution").

               (o) Section 8.01 shall be amended to add the following as paragraph (1):

                    (1) The Trustee except by reason of its own negligence or willful misconduct shall not be liable for any action taken or suffered to be taken by it in good faith and believed by it to be authorized or within the discretion or rights or powers conferred upon it by this Indenture.

               (p) Section 3.06 shall be amended for each Trust that does not elect to be treated as a "regulated investment company" as defined in the Internal Revenue Code to read in its entirety as follows:

               Section 3.06. Extraordinary Sale of Securities. If necessary, in order to maintain the sound investment character of the Trust(s), the Depositor may direct the Trustee to sell or liquidate Securities in such Trust at such price and time and in such manner as shall be determined by the Depositor, provided that the Depositor has determined that any one or more of the following conditions exist:

               (a) that there has been a default on any of the Securities in the payment of dividends, after declared and when due and payable;

               (b) that any action or proceeding has been instituted at law or equity seeking to restrain or enjoin the payment of dividends on any such Securities, or that there exists any legal question or impediment affecting such Securities or the payment of dividends from the same;

               (c) that there has occurred any breach of covenant or warranty in any document relating to the issuer of the Securities which would adversely affect either immediately or contingently the payment of dividends from such Securities, or the general credit standing of the issuer or otherwise impair the sound investment character of such Securities;

               (d) that there has been a default in the payment of dividends, principal of or income or premium, if any, on any other outstanding obligations of the issuer of such Securities;

               (e) that the price of any such Securities had declined to such an extent or other such credit factors exist so that in the opinion of the Depositor, as evidenced in writing to the Trustee, the retention of such Securities would be detrimental to the Trust Fund and to the interest of the Unitholders;

               (f) that the sale of Securities is necessary or advisable in order to maintain the qualification of the Trust as a "regulated investment company" in the case of a Trust which has elected to qualify as such; and

               (g) that there has been a public tender offer made for a Security or a merger or acquisition is announced affecting a Security, and that in the opinion of the Sponsor the sale or tender of the Security is in the best interest of the Unitholders.

               Upon receipt of such direction from the Depositor, upon which the Trustee shall rely, the Trustee shall proceed to sell or liquidate the specified Securities in accordance with such direction, and upon the receipt of the proceeds of any such sale or liquidation, after deducting therefrom any fees and expenses of the Trustee connected with such sale or liquidation and any brokerage charges, taxes or other governmental charges shall deposit such net proceeds in the Capital Account.

               The Trustee shall not be liable or responsible in any way for depreciation or loss incurred by reason of any sale made pursuant to any such direction or by reason of the failure of the Depositor to give any such direction, and in the absence of such direction the Trustee shall have no duty to sell or liquidate any Securities under this Section 3.06 except to the extent otherwise required by this Indenture. The Depositor shall not be liable for errors of judgment in directing or failing to direct the Trustee pursuant to this Section 3.06. This provision, however, shall not protect the Trustee or Depositor against any liability for which they would otherwise be subject, respectively, by reason of wilful misfeasance, bad faith or gross negligence in the performance of their duties or by reason of their reckless disregard of their obligations and duties hereunder.

               (q) Article III of the Standard Terms and Conditions of Trust is hereby amended to add the following Section:

               Section 3.15. Creation and Development Fee. If the Prospectus related to the Trust(s) specifies a Creation and Development Fee, the Trustee shall, on the last day of each month, withdraw from the Capital Account an amount equal to the accrued and unpaid Creation and Development Fee as of such date and credit such amount to a special non-Trust account designated by the Depositor out of which the Creation and Development Fee will be distributed to the Depositor (the "Creation and Development Account"). The Creation and Development Fee will accrue on a daily basis at an annual rate as set forth in the Prospectus for the Trust(s) based on a percentage of the average daily net asset value of the Trust(s). If the balance in the Capital Account is insufficient to make such withdrawal, the Trustee shall, as directed by the Depositor, advance funds in an amount required to fund the proposed withdrawal and be entitled to reimbursement of such advance upon the deposit of additional monies in the Capital Account, and/or sell Securities and credit the proceeds thereof to the Creation and Development Account, provided, however, that the aggregate amount advanced by the Trustee at any time for payment of the Creation and Development Fee shall not exceed $15,000. Such direction shall, if the Trustee is directed to sell a Security, identify the Security to be sold and include instructions as to the execution of such sale. In the absence of such direction by the Depositor, the Trustee shall sell Securities sufficient to pay the Creation and Development Fee (and any unreimbursed advance then outstanding) in full, and shall select Securities to be sold in such manner as will maintain (to the extent practicable) the relative proportion of the number of shares of each Security then held. The proceeds of such sales, less any amounts paid to the Trustee in reimbursement of its advances, shall be credited to the Creation and Development Account. If a Trust is terminated pursuant to Section 8.01(g), the Depositor agrees to reimburse the Unitholders for any amounts of the Creation and Development Fee collected by the Depositor to which it is not entitled. All advances made by the Trustee pursuant to this Section shall be secured by a lien on the Trust(s) prior to the interest of Unitholders. Notwithstanding the foregoing, the Depositor shall not receive any amount of the Creation and Development Fee which exceeds the maximum amount per Unit stated in the Prospectus. The Depositor shall notify the Trustee not later than ten business days prior to the date on which it anticipates that the maximum amount of the Creation and Development Fee it may receive has been accrued and shall also notify the Trustee as of the date when the maximum amount of the Creation and Development Fee has been accrued. The Trustee shall have no responsibility or liability for damages or loss resulting from any error in the information provided by the Depositor, or the Depositor's failure to provide the information, specified in the preceding sentence. The Depositor agrees to reimburse the Trust(s) and any Unitholder any amount of the Creation and Development Fee it receives which exceeds the amount which the Depositor may receive under applicable laws, regulations and rules.

               (r) Paragraph (e) of Section 8.01 is amended to read as follows:

                    (e)  (I) Subject to the provisions of subparagraphs (II) and
     (III) of this paragraph, the Trustee may employ agents, sub-custodians, attorneys, accountants and auditors and shall not be answerable for the default or misconduct of any such agents, sub-custodians, attorneys, accountants or auditors if such agents, sub-custodians, attorneys, accountants or auditors shall have been selected with reasonable care. The Trustee shall be fully protected in respect of any action under this Indenture taken or suffered in good faith by the Trustee in accordance with the opinion of counsel, which may be counsel to the Depositor acceptable to the Trustee, provided, however, that this disclaimer of liability shall not
     (i) excuse the Trustee from the responsibilities specified in subparagraph II below or (ii) limit the obligation of the Trustee to indemnify the Trust(s) under subparagraph III below. The fees and expenses charged by such agents, sub-custodians, attorneys, accountants or auditors shall constitute an expense of the Trust(s) reimbursable from the Income and Capital Accounts of the affected Trust as set forth in section 8.05 and
     3.04 hereof.

                    (II) The Trustee may place and maintain in the care of an eligible foreign custodian (which is employed by the Trustee as a sub-custodian as contemplated by subparagraph (I) of this paragraph (e) and which may be an affiliate or subsidiary of the Trustee or any other entity in which the Trustee may have an ownership interest) a Trust's foreign securities, cash and cash equivalents in amounts reasonably necessary to effect the Trust's foreign securities transactions, provided that the Trustee hereby agrees to perform all the duties assigned by rule 17f-5 as now in effect or as it may be amended in the future, to the boards of directors of management investment companies. The Trustee's duties under the preceding sentence will not be delegated.

               As used in this subparagraph (II),

                    (1) "foreign securities" include: securities issued and sold primarily outside the United States by a foreign government, a national of any foreign country or a corporation or other organization incorporated or organized under the laws of any foreign country and securities issued or guaranteed by the government of the United States or by any state or any political subdivision thereof or by any agency thereof or by any entity organized under the laws of the United States or of any state thereof which have been issued and sold primarily outside the United States.

                    (2) "eligible foreign custodian" means

                (a) The following securities depositories and clearing agencies which operate transnational systems for the central handling of securities or equivalent book entries which, by appropriate exemptive order issued by the Securities and Exchange Commission, have been qualified as eligible foreign custodians for the Trust(s) but only for so long as such exemptive order continues in effect: the Euroclear System ("Euroclear"), and Cedel Bank S.A. ("CEDEL").

               (b) Any other entity that shall have been qualified as an eligible foreign custodian for the foreign securities of the Trust(s) by the Securities and Exchange Commission by exemptive order, rule or other appropriate action, commencing on such date as it shall have been so qualified but only for so long as such exemptive order, rule or other appropriate action continues in effect.

                    (III) The Trustee will indemnify and hold the Trust(s) harmless from and against any loss occurring as a result of an eligible foreign custodian's willful misfeasance, reckless disregard, bad faith, or gross negligence in performing custodial duties.

               (s) Section 2.01(c) is hereby amended by adding the following at the conclusion thereof:

               If any Contract Obligation requires settlement in a foreign currency, in connection with the deposit of such Contract Obligation the Depositor will deposit with the Trustee either an amount of such currency sufficient to settle the contract or a foreign exchange contract in such amount which settles concurrently with the settlement of the Contract Obligation and cash or a Letter of Credit in U.S. dollars sufficient to perform such foreign exchange contract.

          (t) Article III of the Standard Terms and Conditions of Trust is hereby amended to add the following section:

               Section 3.16. Foreign Currency Exchange. Unless the Depositor shall otherwise direct, whenever funds are received by the Trustee in foreign currency, upon the receipt thereof or, if such funds are to be received in respect of a sale of Securities, concurrently with the contract of the sale for the Security (in the latter case the foreign exchange contract to have a settlement date coincident with the relevant contract of sale for the Security), the Trustee shall enter into a foreign exchange contract for the conversion of such funds to U.S. dollars pursuant to the instruction of the Depositor. The Trustee shall have no liability for any loss or depreciation resulting from action taken pursuant to such instruction.

          (u) If so provided in the Prospectus for the Trust(s), each Trust elects to be treated and to qualify as a Regulated Investment Company as defined in the Internal Revenue Code, and the Trustee is hereby directed to make such elections, including any appropriate election to be taxed as a corporation, as shall be necessary to effect such qualification.

          (v) Section 8.01 shall be amended to add the following paragraph (m):

               (m) The Chase Manhattan Bank, or an affiliate, may, when instructed by the Sponsor pursuant to Section 3.16 enter into foreign exchange transactions with the Trust, with the same rights and powers as if The Chase Manhattan Bank were not the Trustee hereunder.

          (w) The following is added to the end of the first paragraph of
Section 5.02.

               Sales of foreign securities shall be made in such manner and at such price as the Depositor, or its delegate, shall direct, and the Trustee shall not be liable or responsible for depreciation or loss incurred by reason of any sale made pursuant to such direction. If a Trust has elected to be taxed as a "regulated investment company," if Securities in the Trust are sold for the payment of the Redemption Price and there are excess proceeds remaining after meeting redemption requests, the Depositor or its designee may, but is not obligated to, direct the investment of such excess proceeds into any Securities included in the applicable index.

          (x) Section 3.12 is hereby amended by adding the following at the conclusion thereof:

               The Depositor represents that the price paid by any Unitholder for Units acquired through reinvestment of Trust distributions will be reduced by the aggregate amount of unpaid deferred sales charges at the time of the purchase to offset any subsequent collection by the Depositor of deferred sales charges in respect of the Units so acquired.

          (y) If a Trust has elected to be treated as a "regulated investment company" as defined in the Internal Revenue Code, subsection (b) of Section 2.01 shall be restated in its entirety as follows:

          (b) (1) From time to time following the Initial Date of Deposit for a Trust, the Depositor is hereby authorized, in its discretion, to assign, convey to and deposit with the Trustee (i) additional Securities for such Trust, duly endorsed in blank or accompanied by all necessary instruments of assignment and transfer in proper form, or (ii) Contract Securities relating to such additional Securities, accompanied by cash and/or Letter(s) of Credit as specified in paragraph (c) of this Section 2.01. In lieu of additional Securities or Contract Securities, the Depositor may deposit with the Trustee cash (or a Letter of Credit) in an amount equal to the valuation made in accordance with Section 4.01 for the date of such deposit of the additional Securities not delivered or represented by Contract Securities and the Depositor or its designated agent shall, on behalf of each Trust, enter into contracts to purchase such additional Securities and shall provide the Trustee such information as the Trustee may require in order to settle such transactions and take delivery of such additional Securities which the Trustee is hereby directed to do. If the Trust involved seeks to consist of securities included in a securities index, deposits of additional Securities shall consist of Securities included in the applicable index as determined by the Depositor or its designee. Any brokerage fees related to the purchase of Securities deposited in the Trust Fund after the Initial Date of Deposit shall be an expense of such Trust Fund. The Depositor shall deliver any additional Securities which were not delivered concurrently with the deposit of additional Securities and which were represented by Contract Obligations within 10 calendar days after such deposit of additional Securities (the "Additional Securities Delivery Period"). If a contract to buy such Securities between the Depositor and seller is terminated by the seller thereof for any reason beyond the control of the Depositor or if for any other reason such Securities are not delivered to a Trust by the end of the Additional Securities Delivery Period for such deposit, the Trustee shall immediately draw on the Letter of Credit, if any, in amounts sufficient to settle such contract, apply the monies in accordance with Section 2.01(d), and the Depositor shall forthwith take the remedial action specified in
     Section 3.10. If the Depositor does not take the action specified in
     Section 3.10 within 10 calendar days of the end of the Additional Securities Delivery Period, the Trustee shall forthwith take the action specified in Section 3.10. If the Depositor has acted as broker in connection with any purchase of Securities made on behalf of a Trust, which it is hereby authorized to do, it shall be entitled to reimbursement in accordance with applicable law and regulations. The Trustee shall have no liability for any loss or depreciation resulting from any acquisition of Securities pursuant to this Section (other than to confirm the identity and amount of Securities delivered to it pursuant to contracts deposited or entered into by the Depositor) and shall have no responsibility for the composition of a Trust portfolio.

          (2) Additional Securities (or Contract Securities therefor) may, at the Depositor's discretion, be deposited or purchased in round lots. If the amount of the deposit is insufficient to acquire round lots of each Security to be acquired, the additional Securities shall be deposited or purchased in accordance with the instructions of the Depositor or its designee.

          (3) If at the time of a deposit of additional Securities, Securities of an issue deposited on the Initial Date of Deposit (or of an issue of Replacement Securities acquired to replace an issue deposited on the Initial Date of Deposit) are unavailable, cannot be purchased at reasonable prices or their purchase is prohibited or restricted by applicable law, regulation or policies, the Depositor may (i) deposit, or purchase on behalf of each Trust or designate an agent to purchase on behalf of each Trust in respect of cash deposited therein for such purpose, in lieu thereof, another issue of Securities or Replacement Securities or (ii) deposit cash or a letter of credit in an amount equal to the valuation of the issue of Securities whose acquisition is not feasible and enter into contracts, or designate an agent to enter into contracts, on behalf of a Trust to acquire such Securities of such issue when they become available.

          (4) In connection with and at the time of any deposit of additional Securities pursuant to this Section 2.01(b), the Depositor shall exactly replicate Cash (as defined below) received or receivable by the Trust as of the date of such deposit. For purposes of this paragraph, "Cash" means, as to the Capital Account, cash or other property (other than Securities) on hand in the Capital Account or receivable and to be credited to the Capital Account as of the date of the deposit (other than amounts to be distributed solely to persons other than holders of Units created by the deposit) and, as to the Income Account, cash or other property (other than Securities) received by the Trust in respect of a record date for a payment on a Security which has occurred or will occur before the Trusts will be the holder of record of a Security, reduced by (i) the amount of any cash or other property received or receivable on any Security allocable (in accordance with the Trustee's calculations of distributions from the Income Account pursuant to Section 3.05) to a distribution made or to be made in respect of a Record Date occurring prior to the deposit and (ii) unpaid fees and expenses allocable to the period prior to the deposit. Such replication will be made on the basis of a fraction, the numerator of which is the number of Units created by the deposit and the denominator of which is the number of Units which are outstanding immediately prior to the deposit. Cash represented by a foreign currency shall be replicated in such currency or, if the Trustee has entered into a contract for the conversion thereof, in U.S. dollars in an amount replicating the dollars to be received on such conversion.

          (z) If a Trust has elected to be treated as a "regulated investment company" as defined in the Internal Revenue Code, the following shall be added as subsection (f) to Section 3.04:

          (f) Notwithstanding the foregoing, if a Trust has elected to be treated as a "regulated investment company" as defined in the Internal Revenue Code of 1986, as amended, the Trustee may make such additional distributions to Unitholders as shall be determined by the Depositor or such agent as the Depositor shall designate to be necessary or desirable to maintain the status of each Trust as a Regulated Investment Company or to avoid imposition of any income or excise taxes on undistributed income of the Trust. The Trustee shall be authorized to rely conclusively upon the direction, and shall have no duty to make any additional distributions from the Trusts in the absence of such direction. The Trustee shall have no liability for any tax or other liability incurred by reason of action or inaction resulting from such direction. The fees of such agent designated by the Depositor shall be an expense of the Trusts reimbursable to the Trustee in accordance with Section 8.05.

          (aa) If a Trust has elected to be treated as a "regulated investment company" as defined in the Internal Revenue Code, the following replaces the second paragraph of Section 3.08:

          In the event that an offer by the issuer of any of the Securities or any other party shall be made to issue new securities, or to exchange securities, for Trust Securities, the Trustee shall reject such offer. However, should any issuance, exchange or substitution be effected notwithstanding such rejection or without an initial offer, any securities, cash and/or property received shall be deposited hereunder and shall be promptly sold, if securities or property, by the Trustee; provided, however, if such securities are components of the applicable index, the Depositor may advise the Trustee to keep such securities. The cash received in such exchange and cash proceeds of any such sales shall, as the Depositor or its designee shall direct, be (1) reinvested into any Securities included in the applicable index or (2) distributed to Unitholders on the next Capital Distribution Date in the manner set forth in this Agreement regarding distributions from the Capital Account. Without limiting the generality of the foregoing, in determining whether such reinvestment is practicable, the Depositor may, but is not obligated to, specifically consider the ability of a Trust to reinvest such proceeds into round lots of a Security. Except as provided in Article VIII, the Trustee shall not be liable or responsible in any way for depreciation or loss incurred by reason of any such rejection or sale.

          (bb) If a Trust has elected to be treated as a "regulated investment company" as defined in the Internal Revenues Code, and not withstanding anything to the foregoing, section 3.06 shall be amended to read, in its entirety, as follows:

          Section 3.06. Sale of Securities and Reinvestment. The Depositor by written notice may direct the Trustee to sell Securities at such price and time and in such manner as shall be deemed appropriate by the Depositor if the Depositor shall have determined that any one or more of the following conditions exist:

          (a) that there has been a default in the payment of principal of or interest on any outstanding debt obligations of the issuer of such Securities;

          (b) that the price of any such Security has declined to such an extent, as a result of adverse issuer credit factors, so that in the opinion of the Depositor the retention of such Securities would be detrimental to the interest of the Unitholders;

          (c) if a Trust has elected to be treated as a "regulated investment company" as defined in the Internal Revenue Code that such sale is necessary or advisable (i) to maintain the qualification of the Trust as a regulated investment company or (ii) to provide funds to make any distribution for a taxable year in order to avoid imposition of any income or excise taxes on undistributed income in the Trust;

          (d) that the Security has been removed from the applicable index; or

          (e) Depositor or its designee determines that such sale is appropriate.

          Upon receipt of such direction from the Depositor, the Trustee shall proceed to sell the specified Securities in such manner as the Depositor or its designee shall direct. The Depositor or its designee may enter into contracts on behalf of the Trust to reinvest the proceeds of the sale of any Security sold pursuant to this section, Section 5.02 or otherwise pursuant to this Agreement into any Security included in the applicable index. Without limiting the generality of the foregoing, in determining whether such reinvestment is practicable, the Depositor may, but is not obligated to, specifically consider the ability of the Trust to reinvest such proceeds into round lots of a Security. Contracts for sale or purchase of Securities shall be made by the Depositor on behalf of the Trust or by such agent as the Depositor shall designate. The Depositor or its designee shall provide the Trustee such information as the Trustee may require in order to settle the transactions. the Trustee shall not be liable or responsible in any way for depreciation or loss incurred by reason of any sale or purchase made pursuant to any such direction or by reason of the failure of the Depositor to give any such direction, and in the absence of such direction the Trustee shall have no duty to sell or purchase any Securities under this Section 3.06 and shall have no responsibility for the composition of each Trust portfolio. The Depositor shall not be liable for errors of judgment in directing or failing to direct the Trustee pursuant to this Section 3.06. This provision, however, shall not protect the Depositor against any liability for which it would otherwise be subject, by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties hereunder.

          The Depositor or its designated agent shall make such reviews of each Trust portfolio as shall be necessary to maintain qualification of the Trust as a Regulated Investment Company and the Depositor shall be authorized to rely conclusively upon such reviews in directing sales pursuant to paragraph (c) of this section.

          (cc) If a Trust has elected to be treated as a "regulated investment company" as defined in the Internal Revenue Code, the following paragraph shall be added to Section 9.01:

          If the Trust involved seeks to consist of securities included in a securities index, and notwithstanding anything to the contrary herein, if at any time the index shall no longer be compiled, maintained or made available, the Depositor may (a) direct that the Trust created hereby continue to be operated hereunder utilizing the components of the index as existed on the last date on which the index components were available to a Trust or (b) direct the Trustee to terminate this Agreement and the Trusts created hereby and liquidate the Trusts in such manner as the Depositor shall direct.

          (dd) If a Trust has elected to be treated as a "regulated investment company" as defined in the Internal Revenue Code, the first paragraph of Section
10.01 shall be replaced with the following paragraph:

          Section 10.01. Amendment and Waiver. This Agreement may be amended from time to time by the Depositor and the Trustee without the consent of any of the Unitholders (a) to cure any ambiguity or to correct or supplement any provisions contained herein which may be defective or inconsistent with any other provision contained herein; (b) to change any provision hereof as may be required by the Securities and Exchange Commission or any successor governmental agency exercising similar authority; (c) to make such amendments as may be necessary for each Trust to continue to qualify as a regulated investment company for federal income tax purposes; or (d) to make such other provisions in regard to matters or questions arising hereunder as shall not adversely affect the interest of the Unitholders (as determined in good faith by the Depositor and the Trustee). This Agreement may also be amended from time to time by the Depositor and the Trustee (or the performance of any of the provisions of this Agreement may be waived) with the consent of holders of Units representing 66-3/3% of the Units at the time outstanding under the Trust Agreement of the individual Trust Fund or Trust Funds affected for the purpose of adding any provisions of this Agreement or of materially modifying in any manner the rights of the holders of Units of such Trust Fund or Trust Funds; provided, however, that in no event may any amendment be made which would (a) alter the rights to the Unitholders as against each other, (b) provide the Trustee with the power to engage in business or investment activities other than as specifically provided in this Agreement or (c) adversely affect the characterization of a Trust as a regulated investment company for federal income tax purposes; provided, further, that the consent of 100% of the Unitholders of any individual Trust Fund is required to amend this Agreement (a) to reduce the aforesaid percentage of Units the holders of which are required to consent to certain amendments and (b) to reduce the interest in such Trust Fund represented by any Units of such Trust Fund.

          (ee) If a Trust has elected to be treated as a "regulated investment company" as defined in the Internal Revenue Code, the second paragraph of
Section 3.04(b) shall have the following added to the end of the paragraph:

          Notwithstanding anything to the contrary contained in this paragraph, the Depositor or its designee may, but is not obligated to, direct the investment of any amounts held in the Capital Account that have not previously been used to pay for the redemption of Units tendered to a Trust Fund, into any Securities included in the applicable index.

          (ff) If a Trust has elected to be treated as a "regulated investment company" as defined in the Internal Revenue Code, paragraphs (a) and (b) of
Section 3.10 shall be amended as follows:

          (a)  The New Securities shall be a component of the applicable index.

          (b) The Depositor shall furnish a notice to the Trustee (which may be part of the Failed Contract Notice) in respect to the New Security purchased or to be purchased that shall (i) identify the New Securities,
     (ii) state that the contract to purchase, if any, entered into by the Depositor is satisfactory in form and substance and (iii) state that the foregoing conditions of clause (a) have been satisfied with respect to the New Securities.

     Paragraph (c) of Section 3.10 shall be deleted.

          (gg) For each Trust that does not elect to be treated as a "regulated investment company" under the Internal Revenue Code, Section 2.01(b)(5) is hereby amended by adding the following at the conclusion thereof:

          Cash represented by a foreign currency shall be replicated in such currency or, if the Trustee has entered into a contract for the conversion thereof, in U.S. dollars in an amount replicating the dollars to be received on such conversion.

          In Witness Whereof, John Nuveen & Co. Incorporated, has caused this Trust Indenture and Agreement for Nuveen Unit Trusts, Series 97 to be executed by its President, one of its Vice Presidents or one of its Assistant Vice Presidents and its corporate seal to be hereto affixed and attested by its Secretary or its Assistant Secretary and The Chase Manhattan Bank has caused this Trust Indenture and Agreement to be executed by one of its Vice Presidents or Second Vice Presidents and its corporate seal to be hereto affixed and attested to by one of its Assistant Treasurers; all as of the day, month and year first above written.

                                       John Nuveen & Co. Incorporated,
                                                      Depositor


                                       By /s/ Benjamin T. Fulton
                                         ----------------------------
                                              Authorized Officer


(Seal)

Attest:
By /s/ Nicolas Dalmaso
  -------------------------
     Assistant Secretary

                                       The Chase Manhattan Bank, Trustee


                                       By /s/ Arlene Lam
                                         ----------------------------
                                           Assistant Vice President


(Seal)

Attest:

By /s/ Joan A. Currie
  --------------------------
      Assistant Treasurer

                Schedule A to the Trust Indenture and Agreement

                        Securities Initially Deposited

                                      in

                      Nuveen Unit Trusts, SERIES 97


    (Note: Incorporated herein and made a part hereof is the "Schedule of Investments" as set forth for the Trust(s) in the Prospectus.)

                                      -5-